Dec—15—2005 03:49pm

CERTIFICATE OF INCORPORATION

OF

MARKET DATA CONSULTANTS, INC.

FIRST:

The name of this corporation is: Market Data Consultants, Inc.

SECOND:

The address of its registered office in the State of Delaware and the name of its registered agent is Agents and Corporations, Inc., 1201 Orange Street, Suite 600, Wilmington, New Castle County, Delaware 19801.

THIRD:

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

The total number of shares which the corporation is authorized to issue is 80,000,000 shares of common voting stock with a par value of $.001.

FIFTH:

The name and mailing address of the incorporator is:

David N. Williams, Esq., 1201 Orange Street, Suite 600, Wilmington, DE 19801

SIXTH:

The corporation is to have perpetual existence

SEVENTH:

The directors shall have concurrent power with the stockholders to make, after, amend, change, add to or repeal the By-Laws of the corporation.

EIGHTH:

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This Article Eighth shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eighth became effective.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed, and the facts therein stated are true and, accordingly, I have hereunto set my hand and seal 15th day of December, 2005.

/s/ David N. Williams, Esq.

Incorporator

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:34 PM 12/15/2005

FILED 03:07 PM 12/15/2005

SRV 051025907 - 4078022 FILE